Code of Ethics

Byron Place Capital Management, LLC

Code of Ethics

December 2024

THIS MANUAL IS THE PROPERTY OF BYRON PLACE CAPITAL MANAGEMENT, LLC AND MUST BE RETURNED BY AN EMPLOYEE UPON THE EMPLOYEE’S TERMINATION OF EMPLOYMENT. THE CONTENTS OF THIS MANUAL ARE CONFIDENTIAL.

Code of Ethics

TABLE OF CONTENTS

1	INTRODUCTION		4

	1.1	COMPLIANCE WITH LAWS AND REGULATIONS	5

2	OVERSIGHT OF THE CODE		5

	2.1	Acknowledgement of the Code	5

	2.2	Reporting Violations	5

	2.3	Sanctions for Failure to Comply with the Code of Ethics	5

	2.4	CCO’s Preclearance Requests	5

3	EMPLOYEE SUPERVISION		5

	3.1	Training and Education	6

4	OVERSIGHT OF KEY SERVICE PROVIDERS		6

5	WHISTLEBLOWER POLICY		7

6	CONFLICTS OF INTEREST		8

7	GIFTS AND ENTERTAINMENT		9

	7.1	Gifts and Entertainment Policy	9

	7.2	Permissible Gifts	9

8	ANTI-BRIBERY POLICY AND PROCEDURES		11

	8.1	Anti-Bribery Policy	11

9	POLITICAL CONTRIBUTIONS AND PAY TO PLAY		12

	9.1	Introduction	12

	9.2	Pay to Play Policy	12

	9.3	New Employee Certification	13

	9.4	Pre-Approval of Political Contributions	13

	9.5	Pay to Play Policy Quarterly Compliance Attestation	13

10	PERSONAL TRADING POLICY		13

	10.1	General Policy	13

	10.2	Definition of Covered Account	14

	10.3	Definition of Non-Discretionary Account	14

	10.4	Definition of Reportable Security	15

	10.5	Reporting of Employee’s Holdings and Transactions	15

	10.6	Permitted Transactions	17

	10.7	ETF and ETN Trades	17

	10.8	Cryptocurrency Trades	17

	10.9	Exemption from Reporting on Automatic Investment Plans	17

	10.10	Limited Offerings	17

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	10.11	Limited Offerings Policy Quarterly Compliance Attestation	18

	10.12	Initial Public Offerings	18

	10.13	Specific Account Exemptions	18

	10.14	Review and Retention of Reports	18

	10.15	The Restricted List	18

11	OUTSIDE BUSINESS ACTIVITIES		19

	11.1	Outside Business Activities Policy	19

	11.2	Required Pre-Approval for Service as a Director or on a Creditor’s Committee or in a Similar Capacity	19

	11.3	Family Member’s Conflicts of Interest	20

	11.4	Outside Business Activities Policy Quarterly Compliance Attestation	20

12	INSIDER TRADING		20

	12.1	Introduction	20

	12.2	Penalties for Insider Trading	20

	12.3	Definitions	21

	12.4	Breach of Duty	21

	12.5	Adviser’s Insider Trading Policy	22

	12.6	Procedures Designed to Detect and Prevent Insider Trading	22

	12.9	Insider Trading Policy Quarterly Compliance Attestation	23

	12.10	Compliance Responsibilities	23

13	PAID EXPERT POLICY AND PROCEDURES		23

	13.9	Introduction	23

Appendix A – Employee Acknowledgement of Receipt and Compliance Attestation			23
Appendix B – New Employee Political Contribution Disclosure Form			24
Appendix C – Political Contribution Pre-Approval Request Form			26
Appendix D – Initial/Annual Holdings Report			28
Appendix F – Limited Offerings Participation Request Form			30
Appendix G – Outside Business Activity Pre-Approval and Insider Disclosure Statement			32
Appendix H – Insider Trading Procedures			34

Code of Ethics

1	INTRODUCTION

The “Code of Ethics Rule” of the Investment Advisers Act of 1940 (the “Advisers Act”) requires investment advisers registered with the U.S. Securities and Exchange Commission (“SEC”) to adopt a written code of ethics. This code of ethics (the “Code”) sets forth standards of conduct expected for “Supervised Persons,” i.e., any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Byron Place Capital Management, LLC (the “Adviser”) who provides investment advice on behalf of the Adviser and is subject to the Adviser’s supervision and control (hereafter, an “Employee”). The Code establishes the Adviser’s and each Employee’s fiduciary duty to the Adviser’s funds, investors and in its funds (collectively referred to herein as the “Clients”). The Code also addresses certain possible conflicts of interest and includes the Adviser’s employee personal trading policy. The Code should be read in conjunction with the Adviser’s Supervisory Procedures and Compliance Manual (the “Manual”).

The following standards of business conduct will govern the interpretation and administration of this Code:

•	The interests of Clients must be placed first at all times.

•

All investment transactions (including personal trading transactions) must be conducted consistent with this Code, and in such a manner as to avoid any actual or perceived conflict of interest, or any abuse of an Employee’s position of trust and responsibility.

•	Employees must not misrepresent the Adviser or their role within the Adviser.

•	Employees should not take inappropriate advantage of their positions with the Adviser.

•	Employees must comply with all applicable “Federal Securities Laws.”[1]

•	Safeguard material non-public information about client transactions; and

•

Require “access persons” to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act.

The Code is designed to cover a variety of circumstances and conduct. However, no policy or procedure can anticipate every possible situation. Consequently, Employees are expected not only to abide by the letter of the Code, but also to aspire to its spirit by upholding the Adviser’s fundamental ideals that include integrity, honesty and trust. The Code should be an active part of an Employee’s normal course of business.

The Adviser may modify any or all of the policies and procedures set forth in the Code. Should revisions be made, Employees will receive written notification from Yi Chen, the Chief Compliance Officer (along with any person who is delegated authority for compliance matters, the “CCO”). In the event that an Employee has any questions regarding his or her responsibilities under the Code, he or she must contact the CCO.

[1]

Federal Securities Laws means: the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Advisers Act of 1940, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act and any rules adopted by the SEC under any of these statutes; and the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the SEC or the Department of the U.S. Treasury.

Code of Ethics

1.1	COMPLIANCE WITH LAWS AND REGULATIONS

Supervised persons of the Adviser must comply with applicable state and federal securities laws. Specifically, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•	To defraud such client in any manner;

•	To mislead such client, including making any statement that omits material facts;

•	To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client;

•	To engage in any manipulative practice with respect to such client;

•	To engage in any manipulative practice with respect to securities, including price manipulation.

2	OVERSIGHT OF THE CODE

2.1	Acknowledgement of the Code

Each Employee must execute and return to the CCO the “Employee Acknowledgement of Receipt and Compliance Attestation” form, upon hire and annually thereafter, certifying that he or she has read and understands the Code’s contents.

2.2	Reporting Violations

All Employees must promptly report any violations of the Code and any State or Federal Securities Laws to the CCO.

2.3	Sanctions for Failure to Comply with the Code of Ethics

If it is determined that an Employee has committed a violation of the Code, the Adviser may impose sanctions and/or take other action as deemed appropriate. These actions may include, among other things, disgorgement of profits, criminal or civil penalties, a letter of caution or warning, suspension or termination of employment, and/or notification to the SEC or other federal regulatory authority of the violations.

2.4	CCO’s Preclearance Requests

In all circumstances requiring pre-approval of an activity under the Code, the CCO will provide pre-approval to the Portfolio Manager according to the provisions of the Code.

3	EMPLOYEE SUPERVISION

Pursuant to Advisers Act Section 203(e), if an investment adviser fails to reasonably supervise an employee and that person violates the Federal Securities Laws, then the SEC may censure, limit the activities of, or revoke, the registration of the investment adviser. However, Section 203(e)(6) states that an investment adviser will not be deemed to have failed to reasonably supervise any person if the adviser has: (i) established procedures and a system for applying such procedures, that would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person; and (ii) reasonably discharged the duties and obligations incumbent upon it by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with.

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The Adviser takes seriously its obligation to supervise its Employees. Accordingly, the Adviser’s “Compliance Program,” which is comprised of the policies and procedures contained in the Manual and this Code, is designed to ensure that it reasonably supervises its Employees with a view to preventing violations of the Advisers Act and its rules, as well as other applicable Federal Securities Laws. The Adviser expects each Employee who acts in a supervisory capacity to oversee any other Employee under his or her supervision in a manner consistent with the policies and procedures contained in the Compliance Program. The Adviser’s management shall have overall responsibility for assigning supervisory responsibility. Any questions regarding the scope of this expectation should be brought to the attention of one of the CCO.

Where CCO (or other managerial) approval is required for the Adviser or an Employee to take certain actions, the CCO (or such other person) may deny or withhold approval if, in the CCO’s (or such other person’s) good faith determination, the proposed action by the Employee would not be in the best interests of the Adviser and its Clients, or would otherwise violate applicable policies and procedures, contractual restrictions or laws and regulations.

The Adviser routinely retains an independent third-party firm that conducts background checks on prospective employees (for example, confirming employment histories, disciplinary records, financial background and credit information) and contacts personal references. In addition, the Adviser will not employ persons with a prior disciplinary history (for example, discipline regarding misappropriation, unauthorized trading, forgery, bribery or making unsuitable recommendations). However, should the Adviser employ a person with a disciplinary history, the Adviser will implement additional procedures so that the Adviser is able to identify any misconduct by such person.

3.1	Training and Education

CCO shall be responsible for training and educating supervised persons regarding this Code. Training will occur periodically as needed and supervised persons are required to attend any training sessions or read any applicable materials.

4	OVERSIGHT OF KEY SERVICE PROVIDERS

Generally, the Adviser conducts initial due diligence and annual reviews of its third-party service providers that perform key services including, for example, portfolio administration, audit, custodial services, and brokerage services (a “Service Provider”). The nature and extent of the initial due diligence and the ongoing oversight is commensurate with the level of services provided and varies based on factors such as the nature of the service provided, the risk exposure, the importance of the services to the Adviser’s operations, whether there are ready backups or alternatives, contract terms, the Service Provider’s experience and monitoring systems, the nature of any reporting provided to the Adviser, the nature of any exceptions, the Adviser’s relationship, knowledge and familiarity with the Service Provider and whether Client funds are at risk based on the service provided.

Initial due diligence and ongoing oversight of Service Providers is primarily conducted by the Employees responsible for the engagement of a particular Service Provider but may include review and input from other functional areas or individuals. Additionally, as part of its Annual Compliance Review (see the Policy and Procedures Manual, Section 1.8], the CCO will conduct an annual review of Service Providers.

Code of Ethics

The initial due diligence and annual reviews may include:

•	Completion of a Service Provider review questionnaire.

•	Review of summaries of the Service Provider’s policies and procedures that are relevant to the services provided to the Adviser.

•	On-site visits to the Service Provider or in-person visits to by the Service Provider to the Adviser by the Service Provider’s employees.

•	Receipt and review of a Service Provider’s SSAE 16 reports or other audits of relevant internal controls and processes.

•	Ongoing review and oversight of the Service Provider’s work product, including the escalation, review and remediation of any issues and breaches identified.

The CCO documents the results of annual Service Provider due diligence reviews.

5	WHISTLEBLOWER POLICY

5.1	Introduction

Pursuant to the Adviser’s “Whistleblower Policy,” it is the responsibility of all Employees to comply with the Adviser’s policies and procedures as well as applicable law and to report violations or suspected violations including, but not limited to,

•	Instances of financial impropriety or irregularity,

•	Dishonest activity

•	Noncompliance with applicable laws, rules, and regulations;

•	Fraud or illegal acts involving any aspect of the firm’s business;

•	Material misstatements in regulatory filings, internal books and records, clients records or reports;

•	Activity that is harmful to clients, including fund shareholders;

•	Deviations from required controls and procedures that safeguard clients and the firm;

•	Violations of the firm’s Code of Ethics; or

•	Any other conduct that is prohibited by the Adviser’s policies and procedures or applicable law.

Employees making reports or complaints pursuant to this Whistleblower Policy will be protected from retaliation under the Adviser’s Non-Retaliation Policy that is a part of this Whistleblower Policy. The Whistleblower Policy is intended to encourage and enable Employees to raise serious concerns within the Adviser prior to seeking resolution outside of the Adviser.

The Adviser encourages Employees to share their questions, concerns, suggestions or complaints with someone who can address them properly. In most cases, an Employee’s direct supervisor is in the best position to address an area of concern. However, if an Employee is not comfortable speaking with his or her supervisor, or an Employee is not satisfied with his or her supervisor’s response, the Employee is encouraged to speak with the CCO.

All suspected violations will be investigated by the Adviser. The CCO is responsible for promptly investigating and resolving all reported complaints or allegations of violations of the Adviser’s policies and procedures and/or applicable laws. The CCO, at his discretion, may advise Portfolio Manager of any allegations. Any Employee filing a complaint concerning a violation or suspected violation of the Adviser’s policies and procedures or applicable law must act in good faith and have reasonable grounds for believing that the information disclosed indicates a violation. Any allegation that proves to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

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5.2	Non-Retaliation Policy

The Adviser forbids retaliation against anyone who, in good faith, reports or complains, assists in making a complaint, or cooperates in an investigation of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Adviser’s policies and procedures or applicable law. Any Employee participating in an investigation is required to keep all interviews and other details of the investigation confidential to the fullest extent practicable and to refrain from discussing such matters with anyone, other than those individuals conducting or directing the investigation. Nothing in this policy prohibits an Employee from making a report, complaint, or charge to any governmental agency or from communicating with a governmental agency in connection with a report, complaint, or charge (see “SEC’s Whistleblower Program,” below). Any Employee who retaliates against another employee in violation of this policy will be subject to discipline, up to and including immediate termination.

5.3	SEC’s Whistleblower Program

The SEC’s “Whistleblower Program” provides monetary incentives for individuals to come forward and report possible violations of the Federal Securities Laws to the SEC. Under the SEC’s Whistleblower Program, eligible whistleblowers are entitled to an award of between 10% and 30% of the monetary sanctions for information that leads to a successful SEC action resulting in an order of monetary sanctions exceeding $1 million. An “eligible whistleblower” is a person who voluntarily provides the SEC with original information about a possible violation of the Federal Securities Laws that has occurred, is ongoing, or is about to occur. Employees are eligible for an award for information reported internally if the information is reported to the SEC (by either the Employee or the Adviser) within 120 days of the Employee’s internal reporting. The Adviser encourages Employees to follow the Adviser’s Whistleblower Policy and to submit any inquiries regarding the SEC’s Whistleblower Program to the CCO.

6	CONFLICTS OF INTEREST

It is the Adviser’s policy that all Employees act in good faith and in the best interests of the clients and shareholders of firm portfolios and strategies. To this end, Employees must not put themselves or the Adviser in a position that would create even the appearance of a conflict of interest. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the CCO. Any interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the CCO so that a determination may be made whether such interest or activity should be disclosed to Clients, disposed of, discontinued or limited. The following sections of this Code are designed to address the material conflicts of interest that Employees can expect to encounter in fulfilling their responsibilities to the Adviser and the shareholders.

The Adviser has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. A conflict of interest may arise if a person’s personal interest interferes, or appears to interfere, with the interests of the Adviser or its clients. A conflict of interest can arise whenever a person takes action or has an interest that makes it difficult for him or her to perform his or her duties and responsibilities for Adviser honestly, objectively and effectively.

Code of Ethics

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

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Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance-based fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This kind of favoritism would constitute a breach of fiduciary duty;

•

Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

7	GIFTS AND ENTERTAINMENT

7.1	Gifts and Entertainment Policy

Employees giving or receiving gifts or entertainment to individuals or firms with whom the Adviser does, or is likely to do, business with may give the appearance of a conflict of interest. The Adviser’s “Gifts and Entertainment Policy” distinguishes between a gift and entertainment. A “Gift” is an item (or service) of value that a third party provides to an Employee (or an Employee to a third party) where there is no business communication involved in the enjoyment of the Gift. “Entertainment” contemplates that the giver participates with the recipient in the enjoyment of the item or service. Entertainment is only appropriate when used to foster and promote business relationships for the Adviser.

Solicitation of Gifts and/or Entertainment from individuals or firms with whom the Adviser does, or is likely to do, business with is unprofessional and is strictly prohibited. The Adviser prohibits the giving and receipt of gifts or entertainment of any value. No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised persons shall not offer, give, solicit or receive any form of bribe or kickback.

Employees also are prohibited from directly or indirectly making, soliciting or accepting any loans (for example, Crowdfunding loans) other than accepting personal loans from a recognized lending institution made in the ordinary course of business on usual and customary terms.

7.2	Permissible Gifts

Employees may not receive a Gift from anyone with whom the Adviser has or is likely to have any business dealings, except as follows:

•

Payment of out-of-town accommodation expenses by a sponsor of an industry, company or business conference held within the U.S. involving multiple attendees from outside the Adviser where the Employee’s expenses are being paid by the sponsor on the same basis as other attendees. However, Employees are required to obtain the CCO’s pre-approval before accepting out-of-town accommodations or travel expenses.

Code of Ethics

•	A Gift given to an Employee from a business or corporate gift list on the same basis as other recipients of the sponsor and not personally selected for an Employee (for example, holiday gifts).

•

Gifts from a sponsor to celebrate or acknowledge a transaction or event that are given to a wide group of recipients and not personally selected for an Employee (for example, closing dinner gifts, Gifts given at an industry conference or seminar).

•

Employees may receive wedding, graduation or similar types of Gifts from Clients that in some cases may be difficult to return to the sender. The CCO will consider such Gifts on a case-by-case basis and determine whether such Gifts present a conflict of interest in light of the overall relationship with the Client.

7.3	Pre-Approval of Gifts

An Employee must receive the CCO’s pre-approval prior to giving or receiving a Gift with a value in excess of $250 per year on a cumulative basis to or from each person or firm with whom the Adviser has or is likely to have business dealings. Furthermore, an Employee may under no circumstances receive or give cash or cash equivalent Gifts, such as gift cards, gift certificates, or any item that can be used as, or alongside, hard currency. If an Employee is unable to judge the value of a Gift, whether a Gift is considered a cash equivalent, or believes that the Entertainment may be excessive, he or she must contact the CCO for guidance. Additionally, all cash and cash equivalent gifts must be forfeited to the CCO who will decide the best course of action for disposing of the Gift which may include, but is not limited to, returning the Gift to the giver or donating the Gift to charity.

7.4	Permissible Entertainment

Meals and Entertainment customarily associated with ethical business practices that cannot be reasonably interpreted by others as constituting an inducement to take a particular action are permissible without the CCO’s pre-approval. Spouses and other family members may at times attend Entertainment events. Trends, unusually high frequency and the value of such situations should be monitored by the Employee to ensure that actual or apparent conflicts of interest are avoided. Employees are required to notify the CCO if any family members will be attending an Entertainment event.

7.5	Pre-Approval of Entertainment

As a general rule, Employees may not accept an invitation that involves Entertainment that is excessive (over $250) or not usual and customary. If an Employee believes Entertainment may be excessive or not usual or customary, he or she must obtain the CCO’s pre-approval.

7.6	Reporting of Gifts and Entertainment

Each Employee must notify the CCO promptly upon receiving or prior to giving a Gift or invitation for Entertainment. The CCO is responsible for recording the information on the Gift and Entertainment Log.

7.7	Gifts and Entertainment Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Gifts and Entertainment Policy.

Code of Ethics

7.8	Charitable Donations

Employees may not make charitable donations in the Adviser’s name or on its behalf without the CCO’s prior pre-approval. Employees may not solicit charitable donations from an employee of a broker-dealer, an investor, a prospective investor, an individual appointed by the Adviser to serve as an independent director, a data provider, accounting firm, law firm, or any other person or entity that does or seeks to do business with or on behalf of Adviser without the CCO’s pre-approval.

8	ANTI-BRIBERY POLICY AND PROCEDURES

8.1	Anti-Bribery Policy

The Adviser’s “Anti-Bribery Policy” prohibits Employees from offering payments, or anything else of value, to a government official that will assist the Adviser in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. Anyone at the Adviser found to be violating the Anti-Bribery Policy will be subject to disciplinary action, which may include termination. The Adviser requires all Employees to report any suspicious activity that may violate the Anti-Bribery Policy to the CCO. An Employee’s failure to report known or suspected violations may itself lead to disciplinary action.

8.1.1	Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a “Foreign Official”2 for the purpose of influencing an official act or decision to obtain or retain business. The FCPA applies to all Foreign Officials and all employees of state-owned enterprises. The definition of Foreign Official is broadly interpreted by the SEC and the U.S. Department of Justice both of whom enforce the FCPA’s prohibitions.

Under the FCPA, both the Adviser and its Employees can be criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge but includes “consciously avoiding” the high probability that a third party representing the Adviser will make or offer improper payments to a Foreign Official.

8.1.2	FCPA Red Flags

Investment advisers that engage foreign agents are expected to be attuned to any “red flags” in connection with the relationship, which may include:

•	The foreign country’s reputation for corruption;

•	Requests by a foreign agent for offshore or other unusual payment methods;

•	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

[2]

A “Foreign Official” includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state-owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

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•	An apparent lack of qualifications;

•	Non-existent or non-transparent accounting standards; and

•	Whether the foreign agent comes “required” by a Foreign Official.

Sanctions for violating the FCPA are severe and may include fines for the Adviser and/or Employees and jail terms for Employees.

8.1.3	Pre-Approval Requirement

Employees are prohibited from giving anything of value to a Foreign Official without the CCO’s pre-approval.

9	POLITICAL CONTRIBUTIONS AND PAY TO PLAY

9.1	Introduction

The Advisers Act’s “Pay to Play Rule” restricts the Adviser and its Employees from making U.S. political contributions that may appear to be made for pay to play purposes, regardless of the Employee/contributor’s intent. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

The Pay to Play Rule generally creates: (i) a two-year time-out from receiving compensation for providing advisory services to a state and local government entity after political contributions have been made to government officials that are involved in awarding advisory contracts to manage the assets of state or local pension funds; (ii) a prohibition on soliciting or coordinating certain political contributions and/or payments; and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

9.2	Pay to Play Policy

The Adviser’s “Pay to Play Policy” prohibits the Adviser and its Employees from making any “contribution”3 (i) to candidates running for U.S. state or local political office, (ii) to candidates running for U.S. federal office who currently hold a U.S. state or local political office, or (iii) to political parties or political action committees (“PACs”) that may contribute to such campaigns (collectively, a “Political Contribution”). References to Employees in the Political Contributions and Pay to Play Policy will include the “Immediate Family Members” as the respective employee’s spouse/domestic partner and dependent children.

The Adviser will not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship. In addition, under no circumstances may an Employee engage in any of the foregoing activities indirectly, such as by funneling payments through third parties including, for example, Immediate Family Members (as defined above), attorneys, friends or companies affiliated with the Adviser as a means of circumventing the Pay to Play Rule.4

[3]

“Contribution” is broadly defined and means the giving of “anything of value” in connection with any election for U.S. state, local or federal office (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), including contributions to any candidate for political office, political party or PAC. Anything of value includes providing services to a campaign, political part or PAC.

[4]	The Pay to Play Rule contains a “catch-all” provision that prohibits indirect acts, which if done directly, would violate the Rule.

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9.3	New Employee Certification

When an individual is employed by the Adviser, the Adviser must “look back” to that Employee’s prior Political Contributions. If the Employee is involved in soliciting Clients for the Adviser, then the Adviser is required to look back at the Employee’s Political Contributions for two (2) years. If the Employee is not involved in soliciting Clients, then the Adviser is only required to look back six (6) months. The CCO will determine whether any such past Political Contribution will affect the Adviser’s business. Upon joining the Adviser, each new Employee must complete a “New Hire Political Contributions Certification.”

9.4	Pre-Approval of Political Contributions

The Adviser prohibits Employees from making political contributions to local, state or federal officials and/or political parties and affiliates without the CCO’s written pre-approval obtained by completing a “Political Contribution Pre-Approval Request Form” before making a Political Contribution.

9.5	Pay to Play Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Pay to Play Policy.

10	PERSONAL TRADING POLICY

10.1	General Policy

Pursuant to the Advisers Act’s Code of Ethics Rule, the Adviser has adopted the following “Personal Trading Policy.” The Code of Ethics Rule requires that any “Access Person” submit to the CCO reports of the Access Person’s current securities holdings. An Access Person is defined as any Supervised Person who:

•	Has access to Nonpublic Information (as defined below) regarding any clients’ purchase or sale of securities, or Nonpublic Information regarding the portfolio holdings of any reportable fund, or

•	Is involved in making securities recommendations to clients, or who has access to such recommendations that are Nonpublic.

For purposes of this Personal Trading Policy, all Employees are Access Persons. Pursuant to the Advisers Act’s Books and Records Rule, the Adviser maintains a record of: (i) each report made by an Employee pursuant to the Code of Ethics Rule; (ii) the names of persons who are currently, or within the past five (5) years were, Access Persons of the Adviser; and (iii) any decision, and the reasons supporting the decision, to approve the acquisition of securities by Employees pursuant to this Personal Trading Policy for at least five (5) years after the end of the fiscal year in which the approval was granted.

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10.2	Definition of Covered Account

This policy applies to all “Covered Accounts” of Employees, including accounts maintained by or for:

•	The Employee’s spouse or domestic partner (except a spouse or partner with a valid separation/divorce decree) and minor children.

•	The Employee’s immediate family members[5] sharing the same household.

•

Any persons to whom the Employee provides primary financial support and either (i) whose financial affairs are managed by the Employee or (ii) for whom the Employee holds discretionary authority over financial accounts.

•	Any accounts for entities in which the Employee has a 25% or greater beneficial interest or exercises effective control.

It is the Employee’s responsibility to ensure that his or her spouse, domestic partner, family members sharing the same household and persons to whom the Employee provides primary financial support are aware of this policy and adhere to it.

10.3	Definition of Non-Discretionary Account

A “Non-Discretionary Managed Account” includes: (i) an account in which the Employee does not have any direct or indirect influence or control over specific investment decisions, such as in the case of a fully discretionary investment management account (where the Employee does not exercise any direct or indirect influence or control over the person or entity exercising discretion over the account); (ii) an account in which the Employee does not have any direct or indirect influence or control and has no knowledge of the account holdings, such as a blind account or trust; and (iii) an investment fund whereby all investment decisions are made by a third party who is unrelated to the Employee.

The CCO must pre-approve any arrangement whereby a Non-Discretionary Managed Account is exempt from the trading restrictions and prohibitions contained in this Personal Trading Policy. In considering whether to grant pre-approval, the CCO may request the following information (to be submitted as determined by the CCO):

•	Information about the third-party adviser’s, broker’s or trustee’s relationship to the Employee;

•	Initial and annual certifications by the Employee and the applicable third-party adviser, broker or trustee regarding the Employee’s influence or control over the account; and/or

•	Reports on holdings and/or transactions made in the account.

Any Employee that is the beneficial owner of a Non-Discretionary Managed Account is prohibited from communicating with the third-party adviser, broker or trustee administering the account regarding any specific investment decisions. All Non-Discretionary Accounts require a written discretionary investment management agreement or similar document covering the account for the account to be considered for exemption from the Personal Trading Policy.

[5]

Immediate family member means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

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10.4	Definition of Reportable Security

“Reportable Securities” include a wide variety of investments such as stocks, bonds, fixed income, options, warrants, futures, currencies, and derivatives.6 A Reportable Security also includes all Exchange Traded Funds (“ETFs”) and Exchange Traded Notes (“ETNs”). A Reportable Security does not include (a “Non-Reportable Security”):

•	Transactions and holdings in direct obligations of the U.S. government;

•	Money market instruments defined as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	Shares issued by money market funds;

•

Shares issued by open-end funds (mutual funds); provided that such funds are not advised by the Adviser or an affiliate and such fund’s advisor or principle underwriter is not controlled or under common with the firm; and

•

Units of a unit investment trust; if the unit investment trust is invested exclusively in one or more open-end funds, provided that such funds are not advised by the Adviser or an affiliate and such fund’s adviser or principle underwriter is not controlled or under common control with the Adviser.

Employees are permitted to trade Non-Reportable Securities and, with the exception of providing disclosure of all brokerage accounts held at the time of joining the Adviser and annually, Employees are not required to report trades of Non-Reportable Securities.

10.5	Reporting of Employee’s Holdings and Transactions

Employees are required to periodically report their personal securities transactions and holdings to the CCO. Upon commencement of employment with the Adviser, Employees must provide the CCO with the names of any brokerage firms or banks where the Employee has an account in which any securities, futures or commodities are held. This includes, but is not limited to, 401(k), IRA and 529 account plans.

10.5.1	Holdings Report Requirements

A holdings report must contain the following information:

•

The title, exchange ticker symbol or CUSIP number (when available), type of security, number of shares and principal amount of each Reportable Security in which the access person has any direct or indirect beneficial ownership when the person becomes an access person;

[6]

The SEC defines a “security” as “any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, … transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security … or on any group or index of securities … or [any] warrant or right to subscribe to or purchase any of the foregoing.”

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•	The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person;

•	The date that the report was submitted by the access person.

10.5.2	Initial Holdings Report

Each new Employee must provide the CCO with an “Initial Holdings Report” for Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings.7 The Initial Holdings Report must be submitted within ten (10) days of his or her commencement of employment and the report must be current as of a date not more than 45 days prior to the individual being hired.

10.5.3	Annual Holdings Report

Each Employee must provide the CCO with an “Annual Holdings Report” (and, together with the Initial Holdings Report, the “Holdings Reports”)for disclosing Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings, containing the same information required in the Initial Holdings Report as described above. The Annual Holdings Report must be submitted by February 14 and must be current as of a date not more than 45 days prior to the date that the Annual Holdings Report is submitted.

10.5.4	Duplicate Brokerage Statements (Quarterly Transaction Report)

Under the Code of Ethics Rule, the Adviser is required to obtain a “Quarterly Transaction Report” from its Employees. However, the Code of Ethics Rule permits Employees to submit brokerage statements in lieu of the Quarterly Transaction Report. Therefore, the Adviser requires Employees to instruct their brokerage firm(s) to submit duplicate brokerage account statements for all Covered Accounts directly to the CCO. In the event that an Employee’s brokerage firm does not submit the Employee’s brokerage statements directly to the CCO, the Employees is required to provide the CCO with copies of his or her monthly or quarterly brokerage account statements relating to each Covered Account. Brokerage statements must be submitted within 30 days of the end of the calendar quarter.

10.5.5	Exceptions to Reporting Requirements

Access persons do not need to submit:

•	Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

•	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

•

A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as it receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

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10.5.6	New Accounts

Employees must notify the CCO promptly in writing (email will suffice) if the Employee opens any new account with a brokerage firm or other custodian or moves an existing account to a different brokerage firm or other custodian.

10.6	Permitted Transactions

Employees and Covered Accounts are permitted to maintain personal brokerage accounts for the purpose of trading single name equities. Employees are, however, prohibited from personally, or on behalf of a Client, purchasing or selling securities that appear on the Adviser’s Restricted List (see below).

10.7	ETF and ETN Trades

Employees are permitted to trade “Broad-based” 8 ETFs and ETNs. All other ETF and ETN transactions are subject to the CCO’s pre-approval which is valid for 24-hours after the approval was granted.

10.8	Cryptocurrency Trades

Employees are permitted to trade cryptocurrencies9 subject to the CCO’s pre-approval. The CCO will be the sole determinant of whether a virtual currency qualifies as a “Cryptocurrency” for purposes of this policy.

10.9	Exemption from Reporting on Automatic Investment Plans

An Employee is not required to submit a Holdings Report or a Quarterly Transaction Report with respect to transactions effected pursuant to an “Automatic Investment Plan.”10

10.10	Limited Offerings

The Code of Ethics Rule requires Access Persons to obtain the CCO’s pre-approval prior to investing in a “Limited Offering.”11 Pursuant to the Adviser’s “Limited Offerings Policy,” Employees and their immediate family members must obtain the CCO’s pre-approval before entering into a Limited Offering, also known as a private placement. Limited Offerings include investments in private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

Prior to making the initial or any follow-on investment, the Employee must arrange for the CCO to review and obtain any private placement memorandum, subscription agreements or other like documents pertaining to the investment. Where confirmations and statements or other like documents are not available from the issuer, the Employee must promptly inform the CCO of any changes in the investment and provide the CCO with a brief written yearly update. Approvals are valid for a 3-month period.

[8]

“Broad based” means that the ETF (i) is not composed of exposure to a single asset (e.g., GLD, OIL) or a single (non-G8) market (e.g., EWT), (ii) has at least 40 or more underlying components and securities and (iii) is not based on non-exchange traded instruments.

[9]	“Cryptocurrencies” use cryptographic protocols, or extremely complex code systems that encrypt sensitive data transfers, to secure their units of exchange. An example of a cryptocurrency is “Bitcoin.”
[10]

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

[11]	“Limited offering” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505, or Rule 506, under the Securities Act of 1933.

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10.11	Limited Offerings Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Limited Offerings Policy.

10.12	Initial Public Offerings

The Code of Ethics Rule requires Access Persons to obtain the CCO’s pre-approval prior to investing in an initial public offering (“IPO”). The Adviser permits Employees to invest in IPOs subject to the CCO’s pre-approval.

10.13	Specific Account Exemptions

Any Employee who wishes to seek an exemption of a specific Covered Account from coverage under the Code must contact the CCO for an exemption/waiver request. The CCO will make a determination of whether such exemption/waiver would be in the best interests of the Adviser’s Clients. The CCO will prepare a written memorandum of any exemption/waiver granted, describing the circumstances of, and reasons for, the exemption/waiver. The CCO must obtain pre-approval from one of the Portfolio Manager for any account exemption requests.

10.14	Review and Retention of Reports

The CCO shall review the Holdings Reports, duplicate brokerage statements (in lieu of Quarterly Transaction) Reports and any successful pre-approval forms to determine whether any violations of the Adviser’s policies or of the Federal Securities Laws have occurred. If there are any discrepancies between holdings reports, transaction reports or preclearance forms, the CCO shall contact the responsible Employee to resolve the discrepancy. If the Adviser determines that an Employee has violated the Code, such Employee may be subject to disciplinary action or restrictions on further trading.

10.14.1	Escalation of Violations and Sanctions

Upon discovering a violation of the procedures contained in this Code, the CCO will notify Portfolio Manager and the Adviser may impose sanctions as it deems appropriate.

10.14.2	Confidentiality

The CCO and any other designated compliance personnel receiving reports of an Employee’s holdings and transactions under this Code will keep such reports confidential, except to the extent that the Adviser is required by law to disclose the contents of such reports to regulators.

10.15	The Restricted List

The CCO may place certain securities on a “Restricted List.” Employees are prohibited from personally, or on behalf of a Client, purchasing or selling securities that appear on the Restricted List. A security may be placed on the Adviser’s Restricted List for a variety of reasons including, but not limited to:

•	The Adviser or an Employee is in possession of material, nonpublic information (as defined below) about an issuer;

•	An Employee is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Adviser or such Employee to receive MNPI;

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•	The Adviser has executed a non-disclosure or similar agreement with a specific issuer that restricts trading in that issuer’s securities;

•	An Employee trading in the security may present the appearance of a conflict of interest or an actual conflict of interest;

•	An investor relationship that involves a senior officer or director of an issuer, a “Value-Added Investor,” may present the appearance of a conflict of interest or an actual conflict of interest;

•	Any Security which at the time of such transaction is:

•	being considered for purchase or sale by a Client,

•	being purchased or sold by a Client, or

•	at the time of such proposed transaction, held for the account of one or more Clients.

The CCO is responsible for maintaining the Restricted List and securities will remain on the Restricted List until such time as the CCO deems their removal appropriate.

11	OUTSIDE BUSINESS ACTIVITIES

11.1	Outside Business Activities Policy

Pursuant to the Adviser’s “Outside Business Activities Policy,” Employees must obtain the CCO’s pre-approval before engaging in outside business activities. An “Outside Business Activity” includes being (whether or not on behalf of the Adviser) an officer, director, limited or general partner, member of a limited liability company, employee or consultant of any non-Adviser entity or organization. Employees wishing to enter into or engage in an Outside Business Activity must obtain the CCO’s pre-approval using the “Outside Business Activity Pre-Approval and Insider Disclosure Statement.”

11.2	Required Pre-Approval for Service as a Director or on a Creditor’s Committee or in a Similar Capacity

Employees may not serve as a director to any company or entity without obtaining the CCO’s pre-approval. Employees may not serve on a creditors’ committee (whether formal or informal), or in a similar capacity, without obtaining the CCO’s pre-approval. Service in these capacities may give Employees access to one or more of the following: (i) information subject to the attorney-client privilege (for example, communications from counsel hired by a creditors’ committee); (ii) non-public company information (for example, corporate information shared with the board of directors); and (iii) confidential information (for example, ad hoc committee members’ strategies, shared under a confidentiality agreement). Potential trading restriction issues will be addressed in determining whether to approve the proposed service, as may be other considerations, including the potential liability and conflicts of interest associated with such positions.

Employees generally should not share the Adviser’s confidential information with companies on whose boards or committees the Employee sits. In a situation where the Employee believes that sharing the Adviser’s confidential information may be in the best interest of the Adviser’s Clients; the Employee should consult the CCO.

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11.3	Family Member’s Conflicts of Interest

Employees have an ongoing responsibility to notify the Adviser about any special relationship that the Employee has with an Immediate Family Member12 (see Personal Trading Policy, Definition of Covered Account, above), regardless of whether the Immediate Family Member resides with the Employee.

Employees also must notify the CCO if an Immediate Family Member:

•	Is running for a board position or involved in a proxy contest at a public company;

•	Conducts business with or works for an entity that conducts business with the Adviser; or

•	Works for or on behalf of any newspaper, radio, television, magazine, Internet or other media organization.

11.4	Outside Business Activities Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Outside Business Activities Policy.

12	INSIDER TRADING

12.1	Introduction

Insider trading is prohibited primarily by Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, Section 204A of the Advisers Act requires investment advisers to adopt, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information (“MNPI”) by the Adviser or any of its Employees or affiliates.

The term “Insider Trading” generally means one or more of the following activities (with definitions (capitalized terms) following):

•	Trading while in possession of MNPI received from an Insider, Temporary Insider or a person breaching a duty of trust or confidence to a source of confidential information;

•

Trading while in possession of MNPI[13] received from a Temporary Insider or a person breaching a duty of trust or confidence to a source of confidential information, where the information (i) was disclosed by the Temporary Insider in violation of the Temporary Insider’s duty to keep the information confidential or (ii) was misappropriated by the person breaching a duty of trust or confidence;

•	Recommending the purchase or sale of securities while in possession of MNPI; or

•	Tipping MNPI to others.

12.2	Penalties for Insider Trading

Trading securities while in possession of MNPI or improperly communicating that information to others may expose an Employee to stringent penalties including fines and jail terms. The SEC can also recover profits gained or losses avoided through Insider Trading, impose a penalty of up to three (3) times the illicit windfall, and issue an order permanently barring the Employee from the securities business. An Employee can also be sued by investors seeking to recover damages for Insider Trading. In addition, any violation of the Code’s Insider Trading Policy (see below) can be expected to result in serious sanctions by the Adviser, including termination of employment. In addition, under certain circumstances, the Adviser may also be liable for Insider Trading conducted by Employees and, even if the Adviser is not found guilty of Insider Trading, the reputational damage resulting from the allegation alone may cause the Adviser irreparable harm.

[12]

For purposes of the Outside Business Activities Policy, Immediate Family Members also include any partnership, corporation or other entity in which the Immediate Family Member has a 25% or greater beneficial ownership interest or in which the Employee exercises effective control.

[13]	“In possession of MNPI” means that the person is aware of MNPI at the time of the trade.

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12.3	Definitions

12.3.1	Nonpublic Information

Information is considered “Nonpublic” if it has not been broadly disseminated to investors in the marketplace. Information is broadly disseminated when it has been made available to the public through publications of general circulation (i.e., The Wall Street Journal) or in a public disclosure document filed with the SEC (i.e., a Form 8K). There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

12.3.2	Material Information

Information is “Material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. This includes earnings information, merger and acquisition information, significant changes in assets, and significant new products or discoveries.

12.3.3	Insider and Temporary Insider

The term “Insider” is construed by the courts to refer to an individual or entity that, by virtue of a fiduciary relationship with an issuer of securities, has knowledge of, or access to, MNPI. This any employee of an issuer (regardless of title), as well as any controlling shareholder. In addition, a person can be a “Temporary Insider” if he or she enters into a special confidential relationship in the conduct of an issuer’s affairs and, as a result, is given access to information. Temporary Insiders include, among others, the Adviser’s attorneys, accountants, consultants, financial advisors, and lending officers, and the employees of these organizations. An employee may be considered a Temporary Insider depending on the facts and circumstances.

12.3.4	Tipper / Tippee Liability

An Employee (the “Tipper”) who does not trade the security but learns of MNPI from an Insider, Temporary Insider or a person misappropriating information in violation of a duty of trust or confidence, and then shares the MNPI with someone else (the “Tippee”) who then does trade that security, may be liable for the trading done by the Tippee. It therefore is important that Employees never pass on MNPI to anyone else who may trade while in possession of MNPI or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows or should have known that the Tipper breached a duty of trust or confidence.

12.4	Breach of Duty

Insider Trading liability is premised on a breach of fiduciary duty, or similar relationship of trust or confidence. In addition to an Insider, the prohibition against Insider Trading can apply to a person even if that person has no employment with the issuer of the securities that are traded, such as a Temporary Insider or an individual who misappropriates his or her employer’s information. The Adviser does not expect Employees to evaluate this element of Insider Trading, but should be aware of the source of information received that may be Nonpublic and/or Material.

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12.5	Adviser’s Insider Trading Policy

This policy applies to every Employee and extends to activities outside the scope of his or her duties at the Adviser. The Adviser forbids any Employee from engaging in any activities that would be considered illegal Insider Trading. Any questions regarding this Insider Trading Policy must be referred to the CCO.

12.6	Procedures Designed to Detect and Prevent Insider Trading

•	Before trading on his or her own behalf, or for others, each Employee should consider the following questions regarding information in his or her possession:

•

Is the information Nonpublic? Is the information Material? If, after consideration of the above, an Employee believes that the information is Material and Nonpublic, or if an Employee has questions as to whether the information is Material and Nonpublic, he or she should take the following steps:

•	Report the potential MNPI immediately to the CCO.

•	Do not communicate the information inside or outside of the Adviser, other than to the CCO.

•	Do not purchase or sell the securities either on behalf of himself or herself or on behalf of others.

•	After the CCO has reviewed the issue, the Employee will be instructed whether to continue the prohibition against communication and trading.

12.7	Procedures Governing Communication with Third Parties

When Employees communicate with third parties there is a risk that they may obtain MNPI that restricts the Adviser’s ability to purchase and sell securities. The Adviser has adopted specific procedures governing Employees’ interactions, which are designed to limit the Adviser’s inadvertent receipt of potentially restricting information and to alert the Adviser to any circumstance in which potentially restricting information has been conveyed to an Employee.

To help prevent unwanted receipt of MNPI, Employees generally should preface conversations with third parties with the statement that the Adviser (i) is a public investor, (ii) does not want to receive MNPI, (iii) will not agree to keep information confidential and (iv) will not agree to refrain from trading on that information (the Adviser will engage in its own, internal legal analysis on the lawfulness of any trading it contemplates and will comply with all legal requirements).14 If an Employee receives requests for the Adviser to participate in investment or trading activities that convey the receipt of non-public information about an issuer or its securities, they are expected to notify the CCO immediately. The CCO will assess the nature of the information conveyed or anticipated, and determine whether or not to add the issuer to the Restricted List. Solicitations to participate in a private investment in public equity (“PIPE”), when the PIPE has not been publicly announced, conveys MNPI since a company’s need for financing reflects generally on the company’s financial situation. These are to be alerted to the CCO immediately so that the issuer can be added to the Restricted List.

[14]

Conversations that Employees may have about a public company with the senior management of that public company pose significantly less risk of trading restrictions and of appearance issues, since senior company managers are expected to understand and comply with their duties to not selectively disclose their companies’ MNPI, and the Adviser does not pay for the time of these senior company managers. These interactions nonetheless could result in the receipt of MNPI and Employees are expected to notify the CCO immediately, as required by the Insider Trading Policy, if the Employee believes that he or she has received what may be MNPI during any such interaction.

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12.8	Procedures Governing Formal and Informal Confidentiality Agreements

In the normal course of business, Employees may be given the opportunity to learn of confidential information about an issuer provided pursuant to a confidentiality agreement between the Adviser and an issuer or an adviser to the issuer (for example, when considering the purchase of a privately negotiated investment, such as bank debt). In order to track the Adviser’s obligations and assess any potential restrictions on trading as a result of receipt of confidential information, all confidentiality agreements must be reviewed, approved, and maintained by the CCO, and the relevant Employees, in consultation with the CCO, will determine if the issuer should be placed on the Restricted List.

The opportunity to learn of confidential information about an issuer, and the confidential information itself, may be presented orally (for example, via a call from a bank or broker acting as adviser or agent of an issuer). At times, the party providing the information by telephone may follow up with an email to the Adviser which assigns certain legal terms to the confidential information provided (which may or may not have been conveyed orally) and either requests a confirmation by email of those terms or asserts that such terms have already been agreed to orally. It is important that no one other than the CCO reply to any emailed “over-the-wall” confidentiality agreements. Accordingly, if you receive (or if you have any question about whether you may have received) an “over-the-wall” confidentiality agreement, you should contact the CCO immediately.

Employees are required to disclose the existence and location of all Covered Accounts and to arrange for copies of all Covered Account brokerage statements to be sent from the outside financial institution to the Adviser’s CCO. Such statements will be reviewed by the CCO.

12.9	Insider Trading Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Adviser’s Insider Trading Policy.

12.10	Compliance Responsibilities

The CCO will discuss the Adviser’s Insider Trading Policy during the Adviser’s annual compliance training meetings to ensure that Employees are properly trained and aware of the required reporting procedures. The Adviser’s order management system (OMS) checks the Adviser’s portfolio trades against the Restricted List and blocks attempted trades of restricted securities.

13	PAID EXPERT POLICY AND PROCEDURES

13.9	Introduction

The use of expert networks and paid research consultants is not an important part of the Adviser’s research investment process. An “Expert Network” group retains industry experts and matches those industry experts with investment advisory and other firms seeking industry research for a fee. The industry expert is paid by the Expert Network (a “Paid Expert”). To the extent the Adviser intends to utilize Paid Experts, the Adviser will adopt appropriate policies and procedures.